The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

Subject to completion dated March 2, 2022

Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated March , 2022 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks due March 6, 2024 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek unleveraged exposure to an unequally weighted Basket of 30 Reference Stocks comprised of U.S.-listed companies, up to a maximum return of at least 55.00%* at maturity.
•	Investors should be willing to forgo interest and dividend payments and, if the Ending Basket Level is less than the Basket Strike Level by more than 25.00%, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket is comprised of Reference Stocks of 30 U.S.-listed companies (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Bloomberg ticker symbol, issuers of the Reference Stocks, the relevant exchange on which it is listed, the Stock Weight, Base Date Stock Price and the closing price on the Strike Date of each Reference Stock are set forth under “The Basket” on page PS-2 of this pricing supplement.
Payment at Maturity:

If the Ending Basket Level is greater than the Basket Strike Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return, subject to the Maximum Return. Accordingly, if the Ending Basket Level is greater than the Basket Strike Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return), subject to the Maximum Return

If the Ending Basket Level is equal to the Basket Strike Level or is less than the Basket Strike Level by up to 25.00%, you will be entitled to the full repayment of your principal amount at maturity.

If the Ending Basket Level is less than the Basket Strike Level by more than 25.00%, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Basket Strike Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)
If the Ending Basket Level is less than the Basket Strike Level by more than the Contingent Buffer Amount of 25.00%, you will lose more than 25.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
Maximum Return:	At least 55.00%*. For example, assuming a Maximum Return of 55.00%, if the Basket Return is equal to or greater than 55.00%, you will receive the Maximum Return of 55.00%, which entitles you to a maximum payment at maturity of $1,550.00 per $1,000 principal amount note that you hold.
*The actual Maximum Return and the actual maximum payment at maturity will be provided in the pricing supplement and will not be less than 55.00% and $1,550.00 per $1,000 principal amount note, respectively.
Contingent Buffer Amount:	25.00%
Basket Return:	(Ending Basket Level – Basket Strike Level) Basket Strike Level
Basket Strike Level:	97.99, which was the closing level of the Basket on the Strike Date
Ending Basket Level:	The closing level of the Basket on the Valuation Date
Base Date:	February 16, 2022
Strike Date:	March 1, 2022
Pricing Date:	On or about March 2, 2022
Original Issue Date:	On or about March 7, 2022 (Settlement Date)
Valuation Date*:	March 1, 2024
Maturity Date*:	March 6, 2024
CUSIP:	48133DRM4
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $15.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $957.10 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $930.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Closing Level of the Basket:

On the Base Date, the closing level of the Basket was set equal to 100. On any subsequent date, the closing level of the Basket will be calculated as follows:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

A level of the Basket may be published on the Bloomberg Professional® service (“Bloomberg”) under the Bloomberg ticker “JPPBINFL”. Any levels so published are for informational purposes only and are not binding in any way with respect to the notes. Although that level may appear under that Bloomberg ticker during the term of the notes, any such level may not be the same as the closing level of the Basket determined by the calculation agent on any such date. You will not have any rights or claims, whether legal or otherwise, relating to any information regarding that level (whether displayed on Bloomberg or elsewhere) with respect to the notes.

Stock Return:	With respect to each Reference Stock, on any trading day: (Final Stock Price – Base Date Stock Price) Base Date Stock Price
Stock Weight:	With respect to each Reference Stock, the weight of that Reference Stock in the Basket as of the Base Date, as specified under “The Basket – Stock Weight” in this pricing supplement. The effective weight of each Reference Stock in the Basket over the term of the notes will fluctuate.
Base Date Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Base Date, as specified in “The Basket” on page PS-2 of this pricing supplement. The Base Date Stock Price is not determined by reference to the closing price of the Reference Stock on the Strike Date or the Pricing Date.
Final Stock Price:	With respect to each Reference Stock, on any relevant date, the closing price of one share of that Reference Stock on that date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Base Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
JPMorgan Structured Investments —	PS- 1
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

The Basket

The following table sets forth, for each Reference Stock, its issuer, Bloomberg ticker symbol, the relevant exchange on which each Reference Stock is listed, Stock Weight, Base Date Stock Price and closing price on the Strike Date.

Reference Stock Issuer/Reference Stock		Bloomberg Ticker Symbol	Relevant Exchange	Stock Weight*	Base Date Stock Price**	Closing Price on the Strike Date
ConocoPhillips	Common stock, par value $0.01 per share	COP UN	New York Stock Exchange	6.0000000000%	$90.210	$96.96
Exxon Mobil Corporation	Common stock, no par value	XOM UN	New York Stock Exchange	6.0000000000%	$78.350	$79.16
Citigroup Inc.	Common stock, par value $0.01 per share	C UN	New York Stock Exchange	6.0000000000%	$66.950	$58.57
Wells Fargo & Company	Common stock, par value $1-2/3 per share	WFC UN	New York Stock Exchange	6.0000000000%	$58.140	$50.29
The Charles Schwab Corporation	Common stock, par value $0.01 per share	SCHW UN	New York Stock Exchange	6.0000000000%	$89.330	$77.86
Freeport-McMoRan Inc.	Common stock, par value $0.10 per share	FCX UN	New York Stock Exchange	5.6945985535%	$44.250	$47.92
Devon Energy Corporation	Common stock, par value $0.10 per share	DVN UN	New York Stock Exchange	4.6025747231%	$53.850	$59.25
Occidental Petroleum Corporation	Common stock, par value $0.20 per share	OXY UN	New York Stock Exchange	4.4827205825%	$39.650	$46.79
Schlumberger N.V. (Schlumberger Limited)	Common stock, par value $0.01 per share	SLB UN	New York Stock Exchange	4.1930029039%	$41.690	$37.67
Pioneer Natural Resources Company	Common stock, par value $0.01 per share	PXD UN	New York Stock Exchange	4.0475218497%	$222.480	$240.47
EOG Resources, Inc.	Common stock, par value $0.01 per share	EOG UN	New York Stock Exchange	3.8808474144%	$111.770	$116.41
Alcoa Corporation	Common stock, par value $0.01 per share	AA UN	New York Stock Exchange	3.6861697331%	$77.840	$79.78
Truist Financial Corporation	Common stock, par value $5.00 per share	TFC UN	New York Stock Exchange	3.2141205821%	$64.710	$58.15
Dow Inc.	Common stock, par value $0.01 per share	DOW UN	New York Stock Exchange	2.9834995181%	$62.080	$57.13
Valero Energy Corporation	Common stock, par value $0.01 per share	VLO UN	New York Stock Exchange	2.8597777592%	$88.040	$80.63
Phillips 66	Common stock, par value $0.01 per share	PSX UN	New York Stock Exchange	2.7452245687%	$88.300	$82.17
Marathon Oil Corporation	Common stock, par value $1.00 per share	MRO UN	New York Stock Exchange	2.4340310093%	$21.070	$22.89
Synchrony Financial	Common stock, par value $0.001 per share	SYF UN	New York Stock Exchange	2.3647848207%	$44.850	$39.47
Diamondback Energy, Inc.	Common stock, par value $0.01 per share	FANG UW	The NASDAQ Global Select Market	2.2518046372%	$129.820	$136.81
Prudential Financial, Inc.	Common stock, par value $0.01 per share	PRU UN	New York Stock Exchange	2.1813662656%	$118.160	$105.78
LyondellBasell Industries N.V.	Ordinary shares, par value €0.04 per share	LYB UN	New York Stock Exchange	2.1222154338%	$103.150	$93.41
Citizens Financial Group, Inc.	Common stock, par value $0.01 per share	CFG UN	New York Stock Exchange	2.0692942471%	$55.230	$48.56
United Airlines Holdings, Inc.	Common stock, par value $0.01 per share	UAL UW	The Nasdaq Stock Market LLC	1.9071296560%	$50.210	$41.85
APA Corporation	Common stock, par value $0.625 per share	APA UW	The NASDAQ Global Select Market	1.8638036702%	$32.400	$37.28
Regions Financial Corporation	Common stock, par value $0.01 per share	RF UN	New York Stock Exchange	1.8541656172%	$25.240	$22.11
CF Industries Holdings, Inc.	Common stock, par value $0.01 per share	CF UN	New York Stock Exchange	1.8372979718%	$74.420	$82.36
KeyCorp	Common shares, par value $1.00 per share	KEY UN	New York Stock Exchange	1.7860116922%	$26.610	$22.99
M&T Bank Corporation	Common stock, par value $0.50 per share	MTB UN	New York Stock Exchange	1.7590706551%	$186.100	$169.86
Avis Budget Group, Inc.	Common stock, par value $0.01 per share	CAR UW	The NASDAQ Global Select Market	1.6574906094%	$174.800	$180.30
Baker Hughes Company	Class A common stock, par value $0.0001 per share	BKR UW	The Nasdaq Stock Market LLC	1.5214755261%	$29.710	$28.35
*	The Stock Weight of each Reference Stock reflects its weight in the Basket as of the Base Date.
**	The Base Date Stock Price of each Reference Stock is the closing price of one share of that Reference Stock on the Base Date.
JPMorgan Structured Investments —	PS- 2
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Maximum Return of at least 55.00%, the Contingent Buffer Amount of 25.00% and assumes a Basket Strike Level of 100. The actual Maximum Return will be provided in the pricing supplement and will not be less than 55.00%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	55.00%
170.00	70.00%	55.00%
160.00	60.00%	55.00%
155.00	55.00%	55.00%
150.00	50.00%	50.00%
140.00	40.00%	40.00%
130.00	30.00%	30.00%
120.00	20.00%	20.00%
110.00	10.00%	10.00%
105.00	5.00%	5.00%
102.50	2.50%	2.50%
100.00	0.00%	0.00%
97.50	-2.50%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	0.00%
85.00	-15.00%	0.00%
80.00	-20.00%	0.00%
75.00	-25.00%	0.00%
74.00	-26.00%	-26.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%
JPMorgan Structured Investments —	PS- 3
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from a Basket Strike Level of 100.00 to an Ending Basket Level of 105.00.

Because the Ending Basket Level of 105.00 is greater than the Basket Strike Level of 100.00 and the Basket Return is 5.00%, which does not exceed the Maximum Return of 55.00%, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5.00%) = $1,050.00

Example 2: The level of the Basket decreases from a Basket Strike Level of 100.00 to an Ending Basket Level 75.00.

Although the Basket Return is negative, because the Ending Basket Level of 75.00 is less than the Basket Strike Level of 100.00 by up to the Contingent Buffer Amount of 25.00%, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount note.

Example 3: The level of the Basket increases from a Basket Strike Level of 100.00 to an Ending Basket Level of 160.00.

Because the Ending Basket Level of 160.00 is greater than the Basket Strike Level of 100.00 and the Basket Return of 60.00% exceeds the Maximum Return of 55.00%, the investor receives a payment at maturity of $1,550.00 per $1,000 principal amount note, the maximum payment at maturity.

Example 4: The level of the Basket decreases from a Basket Strike Level of 100.00 to an Ending Basket Level 40.00.

Because the Ending Basket Level of 60.00 is less than the Basket Strike Level of 100.00 by more than the Contingent Buffer Amount of 25.00% and the Basket Return is -40.00%, the investor receives a payment at maturity of $600.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40.00%) = $600.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 4
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to earn an unleveraged returns equal to any positive Basket Return, up to the Maximum Return of at least 55.00%. Accordingly, assuming a Maximum Return of 55.00%, the maximum payment at maturity is $1,550.00 per $1,000 principal amount note. The Maximum Return will be provided in the pricing supplement and will not be less than 55.00%, and accordingly, the maximum payment at maturity will not be less than $1,550.00 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	LOSS OF PRINCIPAL BEYOND BUFFER AMOUNT — We will pay you your principal back at maturity if the Ending Basket Level is equal to or less than the Basket Strike Level by up to the Contingent Buffer Amount of 25.00%. If the Ending Basket Level is less than the Basket Strike Level by more than the Contingent Buffer Amount, for every 1% that the Ending Basket Level is less than the Basket Strike Level you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 25.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	RETURN LINKED TO AN UNEQUALLY WEIGHTED BASKET OF 30 REFERENCE STOCKS — The return on the notes is linked to the performance of an unequally weighted Basket that consists of 30 Reference Stocks as set forth under “The Basket” on page PS-2 of this pricing supplement.
•	STOCK RETURN MEASURED FROM THE BASE DATE — The Stock Return is determined with reference to the performance of each Reference Stock from the Base Date, not the closing price of any Reference Stock on the Strike Date or the Pricing Date.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no

JPMorgan Structured Investments —	PS- 5
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and accompanying product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Ending Basket Level is less than the Basket Strike Level by more than the Contingent Buffer Amount, you will lose 1% of the principal amount of the notes for every 1% that the Ending Basket Level is less than the Basket Strike Level. Under these circumstances, you will lose more than 25.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Basket Strike Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of at least 55.00%, regardless of the appreciation in the Basket, which may be significant.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE VALUATION DATE — If the Ending Basket Level is less than the Basket Strike Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Basket from the Basket Strike Level to the Ending Basket Level.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an unequally weighted Basket consisting of 30 Reference Stocks. Price movements of the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Basket Strike Level.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes and the Maximum Return will be provided in the pricing supplement and may be as low as the minimum for the estimated value of the notes set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes and the Maximum Return.
JPMorgan Structured Investments —	PS- 6
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market
JPMorgan Structured Investments —	PS- 7
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE OIL AND GAS, ENERGY AND FINANCIAL SECTORS — A substantial portion of the Reference Stocks has been issued by companies whose business is associated with the oil and gas, energy and financial sectors. Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in these notes will be concentrated in these sectors. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting these sectors than a different investment linked to securities of a more broadly diversified group of issuers.
•	RISKS ASSOCIATED WITH NON-U.S. SECURITIES WITH RESPECT TO THE ORDINARY SHARES OF LYONDELLBASELL INDUSTRIES N.V. AND THE COMMON STOCK OF SCHLUMBERGER N.V. — Each of the ordinary shares of LyondellBasell Industries N.V. and the common stock of Schlumberger N.V. have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.
•	LIMITED TRADING HISTORY WITH RESPECT TO THE COMMON STOCK OF DOW INC. — On April 1, 2019, DuPont de Nemours, Inc. completed the separation of its materials science business as a result of which Dow Inc. became the parent company of, and the SEC successor registrant to, The Dow Chemical Company. The common stock of Dow Inc. commenced trading on the New York Stock Exchange on April 2, 2019 and therefore has limited historical performance. Past performance should not be considered indicative of future performance.
•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE VALUE OF CASH, SECURITIES (INCLUDING SECURITIES OF OTHER ISSUERS) OR OTHER PROPERTY DISTRIBUTED TO HOLDERS OF A REFERENCE STOCK UPON THE OCCURRENCE OF A REORGANIZATION EVENT — Following certain corporate events relating to a Reference Stock where its issuer is not the surviving entity, a liquidation of a Reference Stock issuer or other reorganization events affect a Reference Stock issuer as described in the accompanying product supplement, a portion of any payment on the notes may be based on the common stock (or other security) of a successor to that Reference Stock issuer or any cash or any other assets distributed to holders of that Reference Stock in the relevant corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.
JPMorgan Structured Investments —	PS- 8
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

The Basket and the Reference Stocks

Public Information

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. The table below sets forth the Reference Stocks included in the Basket in alphabetical order by ticker symbol. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Bloomberg Ticker Symbol	Reference Stock Issuer/Reference Stock		Relevant Exchange	SEC File Number	Closing Price on March 1, 2022
Alcoa Corporation	Common stock, par value $0.01 per share	AA UN	New York Stock Exchange	1-37816	$79.78
APA Corporation	Common stock, par value $0.625 per share	APA UW	The NASDAQ Global Select Market	1-40144	$37.28
Baker Hughes Company	Class A common stock, par value $0.0001 per share	BKR UW	The Nasdaq Stock Market LLC	1-38143	$28.35
Citigroup Inc.	Common stock, par value $0.01 per share	C UN	New York Stock Exchange	1-9924	$58.57
Avis Budget Group, Inc.	Common stock, par value $0.01 per share	CAR UW	The NASDAQ Global Select Market	001-10308	$180.30
CF Industries Holdings, Inc.	Common stock, par value $0.01 per share	CF UN	New York Stock Exchange	001-32597	$82.36
Citizens Financial Group, Inc.	Common stock, par value $0.01 per share	CFG UN	New York Stock Exchange	001-36636	$48.56
ConocoPhillips	Common stock, par value $0.01 per share	COP UN	New York Stock Exchange	001-32395	$96.96
Dow Inc.	Common stock, par value $0.01 per share	DOW UN	New York Stock Exchange	001-38646	$57.13
Devon Energy Corporation	Common stock, par value $0.10 per share	DVN UN	New York Stock Exchange	001-32318	$59.25
EOG Resources, Inc.	Common stock, par value $0.01 per share	EOG UN	New York Stock Exchange	1-9743	$116.41
Diamondback Energy, Inc.	Common stock, par value $0.01 per share	FANG UW	The NASDAQ Global Select Market	001-35700	$136.81
Freeport-McMoRan Inc.	Common stock, par value $0.10 per share	FCX UN	New York Stock Exchange	001-11307-01	$47.92
KeyCorp	Common shares, par value $1.00 per share	KEY UN	New York Stock Exchange	1-11302	$22.99
LyondellBasell Industries N.V.	Ordinary shares, par value €0.04 per share	LYB UN	New York Stock Exchange	001-34726	$93.41
Marathon Oil Corporation	Common stock, par value $1.00 per share	MRO UN	New York Stock Exchange	1-1513	$22.89
M&T Bank Corporation	Common stock, par value $0.50 per share	MTB UN	New York Stock Exchange	1-9861	$169.86
Occidental Petroleum Corporation	Common stock, par value $0.20 per share	OXY UN	New York Stock Exchange	1-9210	$46.79
Prudential Financial, Inc.	Common stock, par value $0.01 per share	PRU UN	New York Stock Exchange	001-16707	$105.78
Phillips 66	Common stock, par value $0.01 per share	PSX UN	New York Stock Exchange	001-35349	$82.17
Pioneer Natural Resources Company	Common stock, par value $0.01 per share	PXD UN	New York Stock Exchange	1-13245	$240.47
Regions Financial Corporation	Common stock, par value $0.01 per share	RF UN	New York Stock Exchange	001-34034	$22.11
The Charles Schwab Corporation	Common stock, par value $0.01 per share	SCHW UN	New York Stock Exchange	1-9700	$77.86
Schlumberger N.V. (Schlumberger Limited)	Common stock, par value $0.01 per share	SLB UN	New York Stock Exchange	1-4601	$37.67
JPMorgan Structured Investments —	PS- 9
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

Bloomberg Ticker Symbol	Reference Stock Issuer/Reference Stock		Relevant Exchange	SEC File Number	Closing Price on March 1, 2022
Synchrony Financial	Common stock, par value $0.001 per share	SYF UN	New York Stock Exchange	001-36560	$39.47
Truist Financial Corporation	Common stock, par value $5.00 per share	TFC UN	New York Stock Exchange	1-10853	$58.15
United Airlines Holdings, Inc.	Common stock, par value $0.01 per share	UAL UW	The Nasdaq Stock Market LLC	001-06033	$41.85
Valero Energy Corporation	Common stock, par value $0.01 per share	VLO UN	New York Stock Exchange	001-13175	$80.63
Wells Fargo & Company	Common stock, par value $1-2/3 per share	WFC UN	New York Stock Exchange	001-2979	$50.29
Exxon Mobil Corporation	Common stock, no par value	XOM UN	New York Stock Exchange	1-2256	$79.16

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	Alcoa Corporation focuses on bauxite, alumina, and aluminum products.
•	APA Corporation engages in hydrocarbon exploration.
•	Baker Hughes Company is an energy technology company with a diversified portfolio of technologies and services that span the energy and industrial value chain.
•	Citigroup Inc. is a global diversified financial services holding company whose businesses provide consumers, corporations, governments and institutions with a broad, yet focused, range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, trade and securities services and wealth management.
•	Avis Budget Group, Inc. is a provider of mobility solutions through Avis, Budget and Zipcar.
•	CF Industries Holdings, Inc. is a manufacturer of hydrogen and nitrogen products for clean energy, fertilizer, emissions abatement, and other industrial applications.
•	Citizens Financial Group, Inc. offers a broad range of retail and commercial banking products and services to more than five million individuals, small businesses, middle-market companies, large corporations and institutions.
•	ConocoPhillips is an independent E&P company headquartered in Houston, Texas with operations and activities in 14 countries.
•	Dow Inc. combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth.
•	Devon Energy Corporation is an independent energy company engaged primarily in the exploration, development and production of oil, natural gas and NGLs.
•	EOG Resources, Inc. explores for, develops, produces and markets crude oil, natural gas liquids (NGLs) and natural gas primarily in major producing basins in the United States of America (United States or U.S.), The Republic of Trinidad and Tobago (Trinidad), The People's Republic of China (China), the Sultanate of Oman (Oman) and, from time to time, select other international areas.
•	Diamondback Energy, Inc. is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas.
•	Freeport-McMoRan Inc. is an international mining company and operates geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.
•	KeyCorp is a bank-based financial services company.
•	LyondellBasell Industries N.V. is a global, independent chemical company.
•	Marathon Oil Corporation is an independent exploration and production company incorporated in 2001, focused on U.S. resource plays: the Eagle Ford in Texas, the Bakken in North Dakota, STACK and SCOOP in Oklahoma and Northern Delaware in New Mexico.
•	M&T Bank Corporation has two wholly owned bank subsidiaries: Manufacturers and Traders Trust Company and Wilmington Trust, National Association. The banks collectively offer a wide range of retail and commercial banking, trust and wealth management, and investment services to their customers.
•	Occidental Petroleum Corporation’s principal businesses consist of three reporting segments: oil and gas, chemical and midstream and marketing.
•	Prudential Financial, Inc. is a global financial services provider and active global investment manager.
•	Phillips 66 is divided into four segments consisting of Midstream, Chemicals, Refining and Marketing and Specialties.
•	Pioneer Natural Resources Company is an independent oil and gas exploration and production company that explores for, develops and produces oil, NGLs and gas within the United States, with operations in the Permian Basin in West Texas.
•	Regions Financial Corporation provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of asset management, wealth management, securities brokerage, trust services, merger and acquisition advisory services, and other specialty financing.
•	The Charles Schwab Corporation is a savings and loan holding company.
•	Schlumberger Limited is a technology company that partners with customers to access energy by providing leading digital solutions and deploying innovative technologies to enable performance and sustainability for the global energy industry. Schlumberger collaborates to create technology that unlocks access to energy for the benefit of all.
•	Synchrony Financial offers consumer financial services company delivering digitally-enabled product suites.
•	Truist Financial Corporation is a banking organization headquartered in Charlotte, North Carolina. Truist conducts its business operations primarily through its bank subsidiary, Truist Bank, and other nonbank subsidiaries.
•	United Airlines Holdings, Inc. (formerly known as United Continental Holdings, Inc.) transports people and cargo through its mainline and regional operations.
JPMorgan Structured Investments —	PS- 10
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

•	Valero Energy Corporation owns 15 petroleum refineries that produce conventional gasolines, premium gasolines, reformulated gasoline, gasoline meeting the specifications of the California Air Resources Board (CARB), diesel, low-sulfur diesel, ultra-low-sulfur diesel, CARB diesel, other distillates, jet fuel, asphalt, petrochemicals, lubricants, and other refined petroleum products.
•	Wells Fargo & Company is a financial holding company and a bank holding company.
•	Exxon Mobil Corporation's principal business involves exploration for, and production of, crude oil and natural gas and manufacture, trade, transport and sale of crude oil, natural gas, petroleum products, petrochemicals and a wide variety of specialty products.

Historical Information Regarding the Basket and the Reference Stocks

The following graphs show the historical weekly performance of the Basket as a whole from January 6, 2017 through February 25, 2022, as well as the Reference Stocks (other than the common stock of Dow Inc.) from January 6, 2017 through February 25, 2022 and the common stock of Dow Inc., par value $0.01 per share, based on the weekly historical prices of one share of Dow Inc. from April 5, 2019 through February 25, 2022. The common stock of Dow Inc. commenced trading on the New York Stock Exchange on April 2, 2019 and therefore has limited historical performance. The graph of the historical Basket performance reflects that the closing level of the Basket on the Base Date was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement. For the avoidance of doubt, the performance in the Basket graph from January 6, 2017 to April 4, 2019 does not include any performance for the common stock of Dow Inc. during that time period. The closing level of the Basket on March 1, 2022 was 97.99.

We obtained the various closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the Strike Date, the Pricing Date or the Valuation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 11
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

JPMorgan Structured Investments —	PS- 12
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

JPMorgan Structured Investments —	PS- 13
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

JPMorgan Structured Investments —	PS- 14
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

JPMorgan Structured Investments —	PS- 15
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

JPMorgan Structured Investments —	PS- 16
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

JPMorgan Structured Investments —	PS- 17
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

JPMorgan Structured Investments —	PS- 18
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

JPMorgan Structured Investments —	PS- 19
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

JPMorgan Structured Investments —	PS- 20
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes —The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS- 21
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	PS- 22
Capped Buffered Equity Notes Linked to a Basket of 30 Reference Stocks